UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2005

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21574	76-0375477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10304 Interstate 10 East, Suite 369

Houston, Texas 77029

(Address of principal executive offices and zip code)

(713) 378-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2005, Dynacq Healthcare, Inc. (Dynacq) and certain of its subsidiaries entered into a Credit and Security Agreement (the Credit Agreement) with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., for a new five-year revolving credit facility for up to $10 million, subject to a borrowing base based on eligible accounts receivable and further subject to a $2 million reserve until satisfaction of certain conditions. Dynacq’s obligations under the Credit Agreement are secured by a first priority security interest in all existing and future accounts receivable and accounts receivable-related items, other assets and deposit accounts of certain Dynacq subsidiaries, a pledge of 75% of equity interest in the operating entities of the Garland and Pasadena Facilities and a negative pledge for the equity interests in Dynacq and other subsidiaries. Neither Dynacq nor any of its subsidiaries have pledged any interest in real estate to secure the obligations under the Credit Agreement, and Dynacq’s real estate subsidiaries are not borrowers under the Credit Agreement.

The Credit Agreement requires, among other things, that Dynacq maintain certain performance financial covenants, restricts its ability to incur certain additional indebtedness, and contains various customary provisions, including affirmative and negative covenants, representations and warranties and events of default. The Credit Agreement also contains covenants relating to Dynacq’s operation of its hospital joint venture in Shanghai, China. Upon an event of default, the lenders may terminate the Credit Agreement and/or declare all amounts outstanding under the Credit Agreement immediately due and payable and exercise other remedies including foreclosure of the security for the obligations under the Credit Agreement.

All amounts under the Credit Agreement are due May 2010, subject to optional prepayment in accordance with the terms of the Credit Agreement, and may be utilized to refinance existing debt and for working capital needs (including cash reserves) of Dynacq and its borrowing subsidiaries. Amounts under the Credit Agreement bear interest at a rate of one month LIBOR plus 285 basis points, reset daily.

The press release dated May 31, 2005, announcing the credit facility is attached as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definition Agreement.

Dynacq and certain of its subsidiaries were borrowers under an Amended and Restructured Reducing Revolver Loan and Security Agreement (the Existing Credit Agreement) with Merrill Lynch Business Financial Services Inc. At May 27, 2005, approximately $5.5 million, which includes accrued interest, remained outstanding under the Existing Credit Agreement. On May 27, 2005, proceeds from the Credit Agreement were used to prepay the obligations outstanding under the Existing Credit Agreement, and the Existing Credit Agreement was terminated as of that date. See Item 1.01 above for a discussion of the Credit Agreement. Dynacq did not incur any early termination or prepayment penalties in connection with the prepayment and termination of the Existing Credit Agreement.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion under Item 1.01 above, Entry into a Material Definitive Agreement, for information regarding the Credit Agreement.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description
*Exhibit 10.1	Credit and Security Agreement dated May 27, 2005, between the Company and Merrill Lynch Business Financial Services Inc., as a lender and as administrative agent for the lender parties thereto.

*Exhibit 99.1	Press Release dated May 31, 2005.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynacq Healthcare, Inc.

By:	/s/ Philip S. Chan
Philip S. Chan,
Chief Financial Officer

Date: June 1, 2005.

Exhibit Index

Exhibit Number	Description
*Exhibit 10.1	Credit and Security Agreement dated May 27, 2005, between the Company and Merrill Lynch Business Financial Services Inc., as a lender and as administrative agent for the other lender parties thereto.

*Exhibit 99.1	Press Release dated May 31, 2005.

*	Filed herewith